Exhibit 99.1

MARTIN MIDSTREAM PARTNERS ANNOUNCES
2018 FINANCIAL GUIDANCE CONFERENCE CALL TODAY

KILGORE, Texas, February 21, 2018 /GlobeNewswire/-- Martin Midstream Partners will host a conference call announcing its 2018 financial guidance today at 3:30 p.m. Central Time for members of the analyst and investing community and the general public.

The conference call can be accessed by calling (877) 878-2695 or via webcast located on the Partnership’s website. An audio replay of the conference call will be available by calling (855) 859-2056 from 6:30 p.m. Central Time on February 21, 2018 through 5:59 a.m. Central Time on March 4, 2018. The access code for the conference call and the audio replay is Conference ID No. 5419669. The audio replay of the conference call and accompanying presentation will also be archived on Martin Midstream Partners’ website at www.martinmidstream.com

The guidance presentation is available at [globe insert link].

Qualified Notice to Nominees

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of the Partnership's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

About Martin Midstream Partners

Martin Midstream Partners L.P. is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business lines include: (1) natural gas liquids transportation and distribution services and natural gas storage; (2) terminalling, storage and packaging services for petroleum products and by-products; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) marine transportation services for petroleum products and by-products.

Forward-Looking Statements

Statements about Martin Midstream Partners' outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While Martin Midstream Partners believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in Martin Midstream Partners' annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com, or

Joe McCreery, IRC - Head of Investor Relations
(877) 256-6644